UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549-1004



                                  FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                 THE SECURITIES EXCHANGE COMMISSION ACT OF 1934




      Date of Report
(Date of earliest event reported) October 13, 1999
                                  ----------------




                        HUGHES ELECTRONICS CORPORATION
                        ------------------------------
            (Exact name of registrant as specified in its charter)



            STATE OF DELAWARE               0-26035            52-1106564
            -----------------               -------            ----------
        (State or other jurisdiction of   (Commision        (I.R.S. Employer
        incorporation or organization)    File Number)      Identification No.)




                        200 North Sepulveda Boulevard
                         El Segundo, California 90245
                         ----------------------------
                                (310) 662-9985
                                --------------
             (Address, including zip code, and telephone number,
       including area code, of registrants' principal executive office)

 ITEM 5. OTHER EVENTS

     On October 13, 1999, a news release was issued on the subject of third quarter consolidated earnings for Hughes Electonics Corporation (Hughes). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of Hughes' Quarterly Report on Form 10-Q. The following is the third quarter earnings release for Hughes dated October 13, 1999.


                      Hughes Reports 32% Revenue Growth and
                      Solid EBITDA Growth In Third Quarter

                     Results Driven by Record Sales of DIRECTV(R) Service

     El Segundo, Calif., October 13, 1999 -- Hughes Electronics Corporation (Hughes), the world's leading provider of digital television entertainment, and satellite and wireless systems and services, today reported third quarter 1999 revenues increased 31.5% to $1,990.5 million, compared with $1,513.3 million in the third quarter of 1998. EBITDA(1) for the quarter increased 18.3% to $211.6 million and EBITDA margin(1) was 10.6%, compared to EBITDA of $178.8 million and EBITDA margin of 11.8% in the third quarter of 1998.

      "The primary driver of our revenue growth continues to be our DIRECTV businesses," explained Michael T. Smith, Hughes chairman and chief executive officer. "We had our best third quarter ever for new DIRECTV subscriber additions in the United States, Hughes Network Systems (HNS) achieved its best quarter ever for sales of DIRECTV receiving equipment, and Galaxy Latin America nearly doubled its net new subscriber additions compared to the third quarter of 1998. In fact, total revenues from our services operations more than doubled compared to the third quarter of last year.

      "Our U.S. DIRECTV business also drove our EBITDA growth in the quarter," Smith continued. "We have reached the point where the EBITDA generated by our large subscriber base is outpacing the marketing costs associated with our record subscriber growth. We expect our U.S. DIRECTV business to continue to deliver positive EBITDA that accelerates yearly on a going-forward basis."

     Hughes had a third quarter 1999 loss(2) of $29.6 million, compared to earnings(2) of $42.9 million in the same period for 1998. The change in earnings was primarily attributable to higher depreciation and amortization expenses related principally to the United States Satellite Broadcasting Company, Inc.
(USSB) and PRIMESTAR transactions and increased PanAmSat satellite expenditures, and an increase in net interest expense. These variances more than offset the increase in EBITDA. This resulted in a loss per share, including the effect of preferred stock dividends, of $0.13 in the third quarter of 1999 compared to earnings per share (EPS) of $0.11 in the third quarter of 1998.

                           NINE-MONTH FINANCIAL REVIEW

      For the first nine months of 1999, revenues increased 25.0% to $5,218.3 million compared with $4,173.3 million in 1998. This growth was primarily the result of record subscriber growth in the Company's U.S. DIRECTV business, as well as additional revenues resulting from the USSB and PRIMESTAR transactions. HNS also contributed to the revenue growth, primarily through its record sales of DIRECTV receiving equipment.

      EBITDA for the first nine months of 1999 was $361.0 million and EBITDA margin was 6.9%, compared to EBITDA of $538.5 million and EBITDA margin of 12.9% in the same period of 1998. The declines were principally due to two one-time charges: a second quarter 1999 pre-tax charge of $125.0 million related to increased development costs and schedule delays related to several new product lines at Hughes Space and Communications Company (HSC), and a first quarter 1999 pre-tax charge of $92.0 million resulting from the termination of the contract for the Asia-Pacific Mobile Telecommunications (APMT) satellite system due to export licenses not being issued. These declines were partially offset by increased EBITDA at the Company's U.S. DIRECTV business, HNS and PanAmSat.

      In the first nine months of 1999, Hughes incurred a loss of $43.6 million and a loss per share, including the effect of preferred stock dividends, of $0.17, compared to earnings of $143.5 million and EPS of $0.36 for the same period in 1998. The decline was mostly due to the reduced EBITDA, higher depreciation and amortization expenses related principally to the USSB and PRIMESTAR transactions and increased PanAmSat satellite expenditures, and an increase in net interest expense. These declines were partially offset by an after-tax gain of $94.3 million ($154.6 million pre-tax) related to the settlement of the Williams patent infringement case(3).

                  SEGMENT FINANCIAL REVIEW: THIRD QUARTER 1999

                            Direct-To-Home Broadcast

      Third quarter revenues for the segment more than doubled to $1,144.6 million from $459.1 million in the third quarter of 1998. The segment had EBITDA of $47.7 million and EBITDA margin of 4.2% compared with negative EBITDA of $30.6 million in the third quarter of 1998.

      United States: DIRECTV reported quarterly revenues of $1,052 million, more than twice last year's third quarter revenues of $408 million. The increase was due to strong subscriber growth, as well as additional revenues resulting from the USSB and PRIMESTAR transactions.

      DIRECTV added a record 423,000 net new subscribers to its high-power DIRECTV service in the quarter, a 40% increase over the 303,000 net new subscribers added in the third quarter of 1998. In addition, 204,000 customers were transitioned from the PRIMESTAR By DIRECTV medium-power service to the high-power service in the quarter. As of September 30, 1999, DIRECTV had more than 7.7 million subscribers, which includes approximately 1.8 million customers subscribing to PRIMESTAR By DIRECTV.

      EBITDA for the third quarter of 1999 was $86 million compared to negative EBITDA of $5 million in the preceding year's third quarter. This increase was principally due to EBITDA contributions from the USSB and PRIMESTAR transactions, as well as improved EBITDA resulting from the larger high-power subscriber base.

      Latin America and Japan: The DIRECTV business in Latin America generated $76 million in revenues for the quarter compared with $37 million in the third quarter of 1998. This increase was due to continued subscriber growth and additional revenues resulting from the consolidation of Galaxy Brazil, Ltda.
(GLB)(4), Grupo Galaxy Mexicana , S.A. de C.V (GGM)(4), and SurFin, Ltd.(4)

      The DIRECTV service in Latin America added 67,000 net new subscribers in the third quarter of 1999, an 86% increase over the 36,000 acquired in the same period last year. The total number of DIRECTV subscribers in Latin America as of September 30, 1999 was 668,000.

      Galaxy Latin America had negative EBITDA of $30 million compared to negative EBITDA of $24 million for the same period in 1998. The change was primarily due to the impact of the consolidation of GLB and higher marketing expenses in the region.

      In addition, DIRECTV Japan, of which Hughes currently owns 42 percent, reported a total of 313,900 subscribers at the end of the third quarter of 1999. Hughes' minority share of DIRECTV Japan's losses was $20 million for the quarter, compared with $17 million in the third quarter of 1998. These losses are reported in "Other, net" in the Statement of Income (Loss) and Available Separate Consolidated Net Income (Loss).

                               Satellite Services

      PanAmSat, which is 81% owned by Hughes, reported third quarter 1999 revenues of $210.7 million compared with $186.5 million in the prior year's period. The 13.0% increase includes a one-time customer payment associated with the termination of a direct-to-home video services agreement in India and the commencement of new service agreements on additional satellites placed in service. During the third quarter of 1999, total video services revenues increased 3% to $139.8 million while telecommunications services revenues increased 13% to $46.1 million, compared to the prior year's third quarter.

      EBITDA for the quarter was $169.0 million, a 24.5% increase over third quarter 1998 EBITDA of $135.7 million. EBITDA margin in the third quarter of 1999 was 80.2%, compared to 72.8% in the same period of 1998. The increases in EBITDA and EBITDA margin were principally due to the one-time termination payment described above, lower leaseback expense resulting from the exercise of certain early buy-out options under sale-leaseback agreements, and increased operating lease revenues.

                                Satellite Systems

      Third quarter 1999 revenues for the segment declined to $510.8 million from $688.9 million for the same period in 1998. EBITDA for the third quarter of 1999 was $56.3 million compared to EBITDA of $76.7 million in the third quarter of 1998. These variances were principally due to reduced activity associated with the ICO Global Communications program. EBITDA margin in the quarter was 11.0%, compared to 11.1% in the third quarter of 1998.


                                 Network Systems

      HNS grew third quarter 1999 revenues 59.2% to $426.2 million, versus $267.7 million in the third quarter of 1998. This growth was due primarily to higher sales of DIRECTV receiving systems, satellite-based mobile telephone systems, and U.S. private business network systems. HNS shipped 730,000 DIRECTV receiving systems in the third quarter of 1999, compared to 232,000 in the same year-ago period.

      HNS increased EBITDA 56.5% to $44.3 million in the quarter, compared to $28.3 million in the third quarter of 1998. The increase in EBITDA is primarily attributable to the increased revenues resulting from higher sales of DIRECTV receiving equipment, satellite-based mobile telephone systems, and U.S. private business network systems. EBITDA margin in the third quarter of 1999 was 10.4%, compared to 10.6% in the same year-ago period.

                                  BALANCE SHEET

      From December 31, 1998 to September 30, 1999, the Company's consolidated cash balance declined $1,183.8 million to $158.3 million and long-term debt increased $1,150.5 million to $1,929.2 million. The principal cash requirements for the first nine months were related to the acquisitions of United States Satellite Broadcasting Company and PRIMESTAR's medium-power satellite business, purchase of the Tempo high-power satellite assets, early buy-out of certain PanAmSat satellite sale-leaseback agreements, increased investment in the DIRECTV businesses in Latin America and Japan, capital expenditures and general working capital requirements.

      These requirements were partially offset by a $1.5 billion investment by America Online, Inc. (AOL) and proceeds from the settlement of the Williams patent infringement case.(3)

      Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of Hughes Electronics are used to calculate the earnings per share attributable to General Motors (NYSE:GMH) Class H common stock.

      NOTE: Hughes Electronics Corporation believes that certain statements in this press release may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify forward-looking statements and information. Actual results of Hughes may differ materially from anticipated results as a result of certain risks and uncertainties, which include but are not limited to those associated with: economic conditions; demand for products and services, and market acceptance; government action; local political or economic developments in or affecting countries where we have international operations; our ability to obtain export licenses; competition; our ability to achieve cost reductions; technological risks; our ability to address the year 2000 issue; interruptions to production attributable to causes outside our control; limitations on access to distribution channels; the success and timelines of satellite launches; the in-orbit performance of satellites; the ability of our customers to obtain financing; and our ability to access capital to maintain our financial flexibility. Hughes cautions that these important factors are not exclusive.
----------------------
1 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.
2 Excludes the effects of purchase accounting adjustments related to General Motors' acquisition of Hughes in 1985.
3 Hughes was awarded a final judgement arising from its long-running Williams patent infringement case, which was originally filed by Hughes in 1973. The award resulted from the repeated infringement by the U.S. Government over a span of two decades of a patent that revolutionized communications satellite attitude control and made the geosynchronous satellite practical. A payment of $154.6 million was received in the first quarter of 1999 and was recorded in "Other, net."
4 Galaxy Brazil, Ltda. (GLB) is the local operating company providing DIRECTV service in Brazil. Grupo Galaxy Mexicana, S.A. de C.V. (GGM) is the local operating company providing DIRECTV service in Mexico. SurFin Ltd., provides financing for DIRECTV receiving equipment in Latin America. As a result of transactions that were completed in July 1999 (GLB), February 1999 (GGM) and November 1998 (SurFin), Hughes owns a majority position in each company.
                                     ######

STATEMENT OF INCOME (LOSS) AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
(Dollars in Millions Except Per Share Amounts)
                                                          Nine Months Ended
                                    Third Quarter            September 30,
                                    -------------            -------------
                                   1999        1998        1999        1998
----------------------------------------------------------------------------
Revenues
Direct broadcast, leasing and
  other services                $1,294.4      $640.5    $3,095.2    $1,845.8
Product sales                      696.1       872.8     2,123.1     2,327.5
----------------------------------------------------------------------------
   Total Revenues                1,990.5     1,513.3     5,218.3     4,173.3
----------------------------------------------------------------------------
Operating Costs and Expenses
Cost of products sold              606.7       659.5     1,961.6     1,782.4
Broadcast programming and other
  costs                            573.9       284.6     1,344.1       800.2
Selling, general and
  administrative expenses          598.3       390.4     1,551.6     1,052.2
Depreciation and amortization      216.5       111.3       499.3       309.2
Amortization of GM purchase
  accounting adjustments (1)         5.3         5.3        15.9        15.9
----------------------------------------------------------------------------
   Total Operating Costs
     and Expenses                2,000.7     1,451.1     5,372.5     3,959.9
----------------------------------------------------------------------------
Operating Profit (Loss)            (10.2)       62.2      (154.2)      213.4

Interest income                      2.4        20.5        20.9        88.6
Interest expense                   (51.7)       (3.6)      (71.0)       (9.5)
Other, net                         (22.4)      (33.4)       77.8      (102.8)
----------------------------------------------------------------------------

Income (Loss) Before Income Taxes,
   Minority Interests and Cumulative
   Effect of Accounting Change     (81.9)       45.7      (126.5)      189.7
Income tax provision (benefit)     (38.2)       17.4       (44.9)       72.1
Minority interests in net losses
   of subsidiaries                   8.8         9.3        22.1        19.2
----------------------------------------------------------------------------

Income (Loss) before cumulative
   effect of accounting change     (34.9)       37.6       (59.5)      136.8
Cumulative effect of accounting
   change, net of taxes                -           -           -        (9.2)
----------------------------------------------------------------------------

Net Income (Loss)                  (34.9)       37.6       (59.5)      127.6
Adjustments to exclude the effect
   of GM purchase accounting
   adjustments (1)                   5.3         5.3        15.9        15.9
----------------------------------------------------------------------------

Earnings (Loss) excluding GM purchase
   Accounting adjustments          (29.6)       42.9       (43.6)      143.5
Preferred stock dividends          (24.7)         -        (26.3)         -
----------------------------------------------------------------------------

Earnings (Loss) Used for Computation of
   Available Separate Consolidated
   Net Income (Loss)              $(54.3)      $42.9      $(69.9)     $143.5
============================================================================

Available Separate Consolidated Net
   Income (Loss)
Average number of shares of
   General Motors Class H
   Common Stock outstanding
   (in millions) (Numerator)       135.1       105.7       120.8       105.0
Average Class H dividend base
   (in millions) (Denominator)     428.9       399.9       414.7       399.9
Available Separate Consolidated Net
   Income (Loss)                  $(17.1)      $11.4      $(20.4)      $37.6
============================================================================
Earnings (Loss) Attributable to
   General Motors Class H Common
   Stock on a Per Share
   Basis  - Basic and Diluted     $(0.13)      $0.11      $(0.17)      $0.36
============================================================================
(1)Relates to General Motors' purchase of Hughes in 1985.

BALANCE SHEET
(Dollars in Millions)
                                                 September 30,
                                                     1999       December 31,
ASSETS                                            (Unaudited)       1998
----------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                            $158.3         $1,342.1
Accounts and notes receivable                       1,289.8            922.4
Contracts in process                                  846.1            783.5
Inventories                                           639.1            471.5
Prepaid expenses, deferred income taxes and other     705.9            326.9
----------------------------------------------------------------------------

Total Current Assets                                3,639.2          3,846.4
Satellites - Net                                    3,690.6          3,197.5
Property - Net                                      1,303.0          1,059.2
Net Investment in Sales-type Leases                   155.9            173.4
Intangible Assets, net                              7,781.5          3,552.2
Investments and Other Assets                        2,236.1          1,606.3
----------------------------------------------------------------------------

Total Assets                                      $18,806.3        $13,435.0
============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
----------------------------------------------------------------------------
Current Liabilities
Accounts payable                                   $1,005.7           $764.1
Advances on contracts                                 164.5            291.8
Deferred revenues                                     194.9             43.8
Current portion of long-term debt                     298.1            156.1
Accrued liabilities                                   933.1            753.7
----------------------------------------------------------------------------

Total Current Liabilities                           2,596.3          2,009.5
Long-Term Debt                                      1,929.2            778.7
Postretirement Benefits Other Than Pensions           155.5            150.7
Other Liabilities and Deferred Credits              1,686.1            988.6
Deferred Income Taxes                                 425.0            643.9
Commitments and Contingencies
Minority Interests                                    530.0            481.7
Stockholder's Equity                               11,484.2          8,381.9
----------------------------------------------------------------------------

Total Liabilities and Stockholder's Equity        $18,806.3        $13,435.0
============================================================================

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

PRO FORMA SELECTED SEGMENT DATA*
(Dollars in Millions)
                                                         Nine Months Ended
                                    Third Quarter          September 30,
                                    -------------          -------------
                                   1999        1998      1999        1998
--------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                  $1,144.6      $459.1  $2,571.4    $1,248.5
EBITDA (1)                         $47.7      $(30.6)    $44.8      $(56.4)
EBITDA Margin (1)                    4.2%       N/A        1.7%        N/A
Operating Loss                    $(67.6)     $(61.8)  $(159.4)    $(133.6)
Depreciation and Amortization     $115.3       $31.2    $204.2       $77.2
Capital Expenditures (2)           $97.6       $82.0    $253.4      $130.1
--------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                    $210.7      $186.5    $604.6      $570.6
EBITDA (1)                        $169.0      $135.7    $465.9      $409.0
EBITDA Margin (1)                   80.2%       72.8%     77.1%       71.7%
Operating Profit                   $99.1       $79.1    $261.4      $239.2
Operating Profit Margin             47.0%       42.4%     43.2%       41.9%
Depreciation and Amortization      $69.9       $56.6    $204.5      $169.8
Capital Expenditures (3)          $382.7      $190.7    $857.9      $605.0
--------------------------------------------------------------------------
SATELLITE SYSTEMS
Total Revenues                    $510.8      $688.9  $1,694.9    $1,988.0
EBITDA (1)(4)                      $56.3       $76.7    $(64.7)     $214.0
EBITDA Margin (1)                   11.0%       11.1%      N/A        10.8%
Operating Profit (Loss) (4)        $41.3       $63.8   $(106.1)     $178.9
Operating Profit Margin              8.1%        9.3%      N/A         9.0%
Depreciation and Amortization      $15.0       $12.9     $41.4       $35.1
Capital Expenditures               $17.0       $18.2     $52.1       $50.5
--------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                    $426.2      $267.7    $998.2      $674.1
EBITDA (1)(4)                      $44.3       $28.3     $63.4        $9.6
EBITDA Margin (1)                   10.4%       10.6%      6.4%        1.4%
Operating Profit (Loss) (4)        $32.2       $16.9     $25.7      $(20.2)
Operating Profit Margin              7.6%        6.3%      2.6%        N/A
Depreciation and Amortization      $12.1       $11.4     $37.7       $29.8
Capital Expenditures                $5.4       $10.7     $23.1       $26.4
--------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                   $(301.8)     $(88.9)  $(650.8)    $(307.9)
EBITDA (1)                       $(105.7)     $(31.3)  $(148.4)     $(37.7)
Operating Loss                   $(109.9)     $(30.5)  $(159.9)     $(35.0)
Depreciation and Amortization       $4.2       $(0.8)    $11.5       $(2.7)
Capital Expenditures               $41.4      $(21.4)    $45.9      $114.5
--------------------------------------------------------------------------
TOTAL
Total Revenues                  $1,990.5    $1,513.3  $5,218.3    $4,173.3
EBITDA (1)(4)                     $211.6      $178.8    $361.0      $538.5
EBITDA Margin (1)                   10.6%       11.8%      6.9%       12.9%
Operating Profit (Loss) (4)        $(4.9)      $67.5   $(138.3)     $229.3
Operating Profit Margin             N/A          4.5%      N/A         5.5%
Depreciation and Amortization     $216.5      $111.3    $499.3      $309.2
Capital Expenditures              $544.1      $280.2  $1,232.4      $926.5
==========================================================================
* The Financial Statements reflect the application of purchase accounting adjustments related to GM's acquisition of Hughes. However, as provided in the General Motors' Restated Certificate of Incorporation, the earnings attributable to GM Class H common stock for purposes of determining the amount available for the payment of dividends on GM Class H common stock specifically excludes such adjustments. In order to provide additional analytical data, the above unaudited pro forma selected segment data, which exclude the purchase accounting adjustments related to GM's acquisition of Hughes, are presented.

(1)EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.
(2)Includes satellite expenditures amounting to $13.6 million, $38.0 million, $89.1 million and $38.0 million, respectively.
(3)Includes satellite expenditures amounting to $93.2 million, $182.2 million, $408.8 million and $422.2 million, respectively. Also included are expenditures related to the early buy-out of satellite sale-leasebacks totaling $263.2 million for the third quarter of 1999 and $404.5 million and $155.5 million for the first nine months of 1999 and 1998, respectively.
(4)Amounts for the nine months ended September 30, 1999 include charges of $81.0 million and $11.0 million for the Satellite Systems and Network Systems segments, respectively, relating to the termination of the Asia-Pacific Mobile Telecommunications satellite systems contract due to export licenses not being issued.

                                  SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       HUGHES ELECTRONICS CORPORATION
                                       ------------------------------
                                                  (Registrant)



                                       By
Date October 14, 1999                   /s/Roxanne S. Austin
     ----------------                   --------------------
                                       (Roxanne S. Austin,
                                        Chief Financial Officer)